Exhibit 99.7

AirTran Airways and Flint Bishop International Airport

Share Extremely Successful Partnership

FOR IMMEDIATE RELEASE

March 8, 2007
Contact: Jim Rice	Pat Corfman
Airport Director	Director of Marketing and Public Relations
Bishop International Airport Authority
Phone: 810-235-6560

(Flint, Michigan) On behalf of the Bishop International Airport Authority and our million plus Southeast Michigan travelers, we would like to celebrate the role that AirTran Airways and their management team have played in the growth of our facility. We enjoy the open and honest relationship that we share with the AirTran Airways Management Team, and the ease with which we are able to work together to build their service in Flint. AirTran Airways has always been good to their word with us and our community. They have also offered more nonstop destinations and lower fares than any carrier in the history of the airport.

Because of our relationship with AirTran Airways, Bishop International Airport has been able to provide a broad palate of air service to our passengers. We salute all of the airlines who deliver first class service to our business and leisure travelers. And we salute AirTran Airways for leading the charge to increase the options for our region.

AirTran Airways has been a tremendous catalyst to growth in our area. They are, and continue to be, a terrific asset to our community.

AirTran and FNT at a glance:

•	AirTran Airways offers service from FNT to markets people want to go to including Atlanta, Orlando, Tampa and seasonally to Ft. Myers

—more—

•	AirTran Airways has effectively lowered fares by 40% since they commenced service in our market

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AirTran Airways supports local charities, including, but not limited to: Whaley Children’s Home, Hurley Medical Center, Big Brothers/Big Sisters, The Lighthouse, The Humane Society, Special Olympics, The Kiwanis

•	AirTran Airways’ service has stimulated new trips from our airport by 300+% and has made our region a more desirable place to live, work and raise a family

Flint Bishop International Airport (FNT) is “The smart way to fly”. Flint offers the lowest average airfares in the state. Currently, the facility is served by AirTran Airways, with nonstop jet service to Ft. Myers, Tampa, Orlando and Atlanta; American Eagle with jet service to Chicago O’ Hare; Continental Connection, with Cleveland service; Delta Connection, with jet flights to Atlanta; Midwest Connect, featuring nonstop service to Milwaukee and by Northwest Airlines, with nonstop flights to Orlando, Tampa, Ft. Myers and Detroit. For reservations and flight information from Flint, visit our web site at bishopairport.org

If you would like additional information, please contact the Bishop International Airport Authority Director of Marketing and Public Relations at 810-235-6560, ext. 120.

The smart way to fly.

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